Exhibit 10.4

ASSET PURCHASE AND LICENSE AGREEMENT

THIS ASSET PURCHASE AND LICENSE AGREEMENT (this “Agreement”) dated as of May 9, 2017 (the “Effective Date”), is entered into between IMPRIMIS PHARMACEUTICALS, INC., a Delaware corporation (“Imprimis”), with a place of business at 12264 El Camino Real, Suite 350, San Diego, California 92130, and ETON PHARMACEUTICALS, INC., a Delaware corporation (“Eton”), with a place of business at 12264 El Camino Real, Suite 350, San Diego, California 92130. The parties hereby agree as follows:

1.           Definitions. For the purposes of this Agreement, the following terms shall have the respective meanings set forth below and grammatical variations of such terms shall have corresponding meanings:

1.1           “Affiliate” shall mean, with respect to any Person, any other Person which directly or indirectly controls, is controlled by, or is under common control with, such Person. A Person shall be regarded as in control of another Person if it owns, or directly or indirectly controls, more than fifty percent (50%) of the voting stock or other ownership interest of the other Person, or if it directly or indirectly possesses the power to direct or cause the direction of the management and policies of the other Person by any means whatsoever.

1.2           “Assets” shall mean, collectively, (a) all Technology as of the Effective Date, (b) the Assigned Patent Rights, (c) the Assigned Know-How Rights, and (d) all compositions, formulations, samples, data and information as of the Effective Date regarding the Technology.

1.3           “Assigned Know-How Rights” shall mean Imprimis’ rights in all trade secret and other know-how rights as of the Effective Date specific to the Technology.

1.4           “Assigned Patent Rights” shall mean, collectively, (a) all patent applications (including provisional patent applications) listed on Schedule A, together with all divisionals, continuations and continuations-in-part that claim priority to, or common priority with, the foregoing; (b) all patents issuing therefrom (including utility models and design patents and certificates of invention), together with all reissues, renewals, extensions or additions thereof and thereto; and (c) all foreign counterparts with or to any of the foregoing.

1.5           “Confidential Information” shall mean all information and data that (a) is provided by one party to the other party under this Agreement, and (b) if disclosed in writing or other tangible medium is marked or identified as confidential at the time of disclosure to the recipient, is acknowledged at the time of disclosure to be confidential, or otherwise should reasonably be deemed to be confidential. Imprimis’ Confidential Information includes, without limitation, embodiments of the Licensed Know-How Rights. Eton’s Confidential information includes, without limitation, the Assets. Notwithstanding the foregoing, Confidential Information of a party shall not include that portion of such information and data which, and only to the extent, the recipient can establish by written documentation: (i) is known to the recipient as evidenced by its written records before receipt thereof from the disclosing party, (ii) is disclosed to the recipient free of confidentiality obligations by a third person who has the right to make such disclosure, (iii) is or becomes part of the public domain through no fault of the recipient, or (iv) the recipient can reasonably establish is independently developed by persons on behalf of recipient without access to or use of the information disclosed by the disclosing party.

1.6           “First Commercial Sale” shall mean, with respect to any Product, the first sale of such Product after all applicable marketing and pricing approvals (if any) have been granted by the applicable governing health authority of such country.

1.7           “Licensed Know-How Rights” shall mean Imprimis’ rights in all trade secret or other know-how rights as of the Effective Date regarding the Technology, excluding the Assigned Know-How Rights and Assigned Patent Rights.

1.8           “Licensee” shall mean a Third Party to whom Eton or its Affiliate has granted a license, immunity or other right under the Assigned Patent Rights to offer to sell, sell or otherwise commercialize one or more Products, provided such license has not expired or been terminated.

1.9           “Net Licensing Revenues” shall mean, with respect to any Product, the aggregate consideration received by Eton or its Affiliates in connection with the grant by Eton or its Affiliates to a Licensee of a license, immunity or other right under the Assigned Patent Rights to offer to sell, sell or otherwise commercialize such Product, excluding amounts calculated on the sales price of such Product.

1.10         “Net Receipts” shall mean, with respect to any Product, the aggregate of the Net Sales thereof and Net Licensing Revenues therefrom.

1.11         “Net Sales” shall mean, with respect to any Product, the gross sales price for such Product invoiced by Eton, its Licensees or their respective Affiliates to customers who are not Affiliates (or are Affiliates but are the end users of such Product), less (a) credits, allowances, discounts and rebates to, and chargebacks from the account of, such customers; (b) freight and insurance costs in transporting such Product to the extent separately invoiced and included in the gross sales price; (c) cash, quantity and trade discounts, rebates and other price reductions for such Product; (d) sales, use, value-added and other direct taxes for such Product to the extent separately invoiced and included in the gross sales price; (e) customs duties, tariffs, surcharges and other governmental charges incurred in exporting or importing such Product to the extent separately invoiced and included in the gross sales price; and (f) an allowance for uncollectible or bad debts for such Product determined in accordance with generally accepted accounting principles not to exceed 3% of Net Sales of such Product for the applicable quarterly reporting period before giving effect to this subsection (f).

1.12         “Patent Issuance” shall mean issuance of a patent from, claiming priority to, or claiming common priority with, a patent application listed on Schedule A, or any foreign counterpart of the foregoing.

1.13         “Payment Period” shall mean, on a Product-by-Product and country-by-country basis, the period of time equal to the longer of (a) beginning on the date of the First Commercial Sale of such Product in such country and continuing during the term for which a Valid Claim (if such Valid Claim were in an issued patent) in such country remains in effect and would be infringed (if such Valid Claim were in an issued patent owned solely by a Third Party) by the manufacture, use, offer for sale, sale or import of such Product in such country; and (b) fifteen (15) years following the date of the First Commercial Sale of the Product in such country.

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1.14         “Person” shall mean any individual, partnership, firm, corporation, association, trust, unincorporated organization or other entity, as well as any syndicate or group of any of the foregoing.

1.15         “Product” shall mean any product, in any form or formulation for injectable administration, comprising pentoxifylline.

1.16         “Product Supported Patent Rights” shall mean, collectively, (a) all patent applications hereafter filed anywhere in the world; (b) all patents that have issued or in the future issue from any of the foregoing patent applications, including without limitation utility models, design patents and certificates of invention; and (c) all divisionals, continuations, continuations-in-part, reissues, renewals, extensions or additions to any such patents and patent applications; in each case that use or are supported by data and information derived from the development, manufacture or use of the Product or otherwise from the exploitation of the Technology; provided, however, that Product Supported Patent Rights shall exclude the Assigned Patent Rights.

1.17         “Technology” shall mean, collectively, the Product together with all methods of manufacture or use thereof.

1.18         “Third Party” shall mean any Person other than Imprimis, Eton or their respective Affiliates.

1.19         “Valid Claim” shall mean either (a) a claim of an issued and unexpired patent included within the Assigned Patent Rights, which has not been held permanently revoked, unenforceable or invalid by a decision of a court or other governmental agency of competent jurisdiction, unappealable or unappealed within the time allowed for appeal, and which has not been admitted to be invalid or unenforceable through reissue or disclaimer or otherwise, or (b) a claim of a pending patent application included within the Assigned Patent Rights, which claim was filed in good faith and has not been abandoned or finally disallowed without the possibility of appeal or refiling of such application.

2.           Purchase and Sale of the Assets.

2.1           Assets. Subject to the terms and conditions of this Agreement, Eton hereby purchases from Imprimis, and Imprimis hereby sells, conveys, transfers and assigns to Eton, on the Effective Date, all of Imprimis’ right, title and interest in and to the Assets. To the extent necessary to comply with applicable privacy laws, Imprimis shall have the right to redact patient identifying information from any data or information transferred to Eton.

2.2           No Assumption of Liabilities. Eton shall not be obligated to assume or perform and is not assuming or performing any liabilities or obligations of Imprimis which relate to Imprimis’ ownership of the Assets prior to the Effective Date or otherwise, whether known or unknown, fixed or contingent, certain or uncertain, and regardless of when they are or were asserted, and Imprimis shall remain responsible for such liabilities.

2.3           Transfer Documents. The sale, conveyance, transfer and assignment of the Assets may be further evidenced by the due execution and delivery by the parties of any additional bills of sale, assignment or other title transfer documents and instruments as reasonably requested by Eton evidencing the sale, conveyance, transfer and assignment of the Assets in accordance with this Agreement.

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3.           License Grants.

3.1         License to Eton.

3.1.1      Subject to the terms and conditions of this Agreement, Imprimis hereby grants to Eton a non-exclusive, irrevocable, perpetual, non-transferable (except in connection with a permitted assignment of this Agreement), worldwide license under the Licensed Know-How Rights to develop, make, have made, use, offer for sale, sell, and import one or more Products.

3.1.2      Eton shall have the right to grant sublicenses, through multiple tiers, to Third Parties and Affiliates for the purpose of developing, manufacturing, seeking regulatory approval for, or commercializing any Product. Any such sublicense shall be subject and subordinate to the terms and conditions of this Agreement.

3.2         Grantback License.

3.2.1      Subject to the terms and conditions of this Agreement, Eton hereby grants to Imprimis a non-exclusive, irrevocable, perpetual, non-transferable (except in connection with a permitted assignment of this Agreement), worldwide license under the Product Supported Patent Rights for all uses, other than to develop, make, have made, use, offer for sale, sell, and import one or more Products.

3.2.2      Imprimis shall have the right to grant sublicenses, through multiple tiers, to Third Parties and Affiliates.

3.3         No Implied Licenses. Only licenses and rights expressly granted herein shall be of legal force and effect. No license or other right shall be created hereunder by implication, estoppel, or otherwise.

4.           Representations and Warranties.

4.1         Mutual Representations and Warranties. Each party represents and warrants to the other party as follows:

4.1.1      Organization. Such party is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized.

4.1.2      Authorization and Enforcement of Obligations. Such party (a) has the requisite power and authority and the legal right to enter into this Agreement and to perform its obligations hereunder; and (b) has taken all requisite action on its part to authorize the execution and delivery of this Agreement and the performance of its obligations hereunder. This Agreement has been duly executed and delivered on behalf of such party, and constitutes a legal, valid, binding obligation, enforceable against such party in accordance with its terms.

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4.1.3      Consents. All necessary consents, approvals and authorizations of all governmental authorities and other persons or entities required to be obtained by such party in connection with this Agreement have been obtained.

4.1.4      No Conflict. The execution and delivery of this Agreement and the performance of such party’s obligations hereunder (a) do not conflict with or violate any requirement of applicable laws, regulations or orders of governmental bodies; and (b) do not conflict with, or constitute a default under, any contractual obligation of such party.

4.2         DISCLAIMER OF WARRANTIES. EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN SECTION 4.1, NEITHER PARTY MAKES ANY REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, REGARDING THE ASSETS, LICENSED KNOW-HOW RIGHTS, OR ANY OTHER MATTER, INCLUDING WITHOUT LIMITATION, ANY REPRESENTATION OR WARRANTY REGARDING VALIDITY, ENFORCEABILITY, MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR NONINFRINGEMENT. THE ASSETS AND LICENSED KNOW-HOW RIGHTS ARE PROVIDED “AS IS.”

5.           Financial Terms.

5.1         Milestone Payment. Within thirty (30) days following the first Patent Issuance, Eton shall give written notice to Imprimis and shall pay to Imprimis a non-refundable and noncreditable payment of fifty thousand dollars ($50,000).

5.2         Net Receipts Payments.

5.2.1      Net Receipts Payment Amounts.

(a)          Payment Amount. Subject to the provisions in this Section 5.2.1, on a Product-by-Product and country-by-country basis, Eton shall pay to Imprimis, on a quarterly basis, six percent (6%) of Net Receipts during the applicable Payment Period (the “Payment Amount”); provided, however, if, during the applicable Payment Period, the manufacture, use, offer for sale, sale, or import of such Product in a particular country would not infringe a Valid Claim (if such Valid Claim were in an issued patent owned solely by a Third Party), then the applicable Payment Amount with respect to such Product in such country shall be reduced by one-half(½).

(b)          Discounts. If Eton, its Licensees or their respective Affiliates sells the Product to a Third Party who also purchases other products or services from Eton, its Licensees or their respective Affiliates, and Eton, its Licensees or their respective Affiliates discounts the purchase price of the Product to a greater degree than it generally discounts the price of its other products or services to such customer, then in such case the Net Sales for the sale of the Product to such Third Party shall equal the arm’s length price that Third Parties would generally pay for the Product alone when not purchasing any other product or service from Eton, its Licensee or their respective Affiliates. For purposes of this provision, “discounting” includes establishing the list price at a lower-than-normal level.

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(c)          Incentives. If Eton, its Licensees or their respective Affiliates sells the Product to a Third Party who also purchases other products or services from Eton, its Licensees or their respective Affiliates during the same period pursuant to a pharmacy, performance or other incentive program, a disease management or similar program, or any other discount, chargeback or credit program for products or services purchased, then for purposes of calculating Net Sales of the Product hereunder for such period, all discounts, chargebacks, credits and the like for such Third Party shall be allocated in proportion to the respective list prices of all products or services sold to such Third Party during such period.

5.2.2      Reports and Net Receipts Payments. Within sixty (60) days after the end of each calendar quarter during the applicable Payment Period, Eton shall deliver to Imprimis a report setting forth for such calendar quarter (a) the calculation of the applicable Payment Amount; (b) the payments due under this Agreement for the sale of each Product; and (c) the applicable exchange rate as determined below. Eton shall remit the total payments due for the sale of Products during such calendar quarter at the time such report is made. No such reports or payments shall be due for any Product before the First Commercial Sale of such Product. With respect to Net Receipts received in United States dollars, all amounts shall be expressed in United States dollars. With respect to Net Receipts received in a currency other than United States dollars, all amounts shall be expressed both in the currency in which the amount is invoiced (or received as applicable) and in the United States dollar equivalent. The United States dollar equivalent shall be calculated using the average of the exchange rate (local currency per US$1) published in The Wall Street Journal, Western Edition, under the heading “Currency Trading” on the last business day of each month during the applicable calendar quarter.

5.3         Payment Provisions.

5.3.1      Payment Method. All payments by Eton to Imprimis hereunder shall be in United States dollars in immediately available funds and shall be made by wire transfer from a United States bank located in the United States to such bank account as designated from time to time by Imprimis to Eton.

5.3.2      Payment Terms. The Payment Amount shown to have accrued by each report provided for under Section 5.2.2 shall be due on the date such report is due. Payment of Payment Amount in whole or in part may be made in advance of such due date.

5.3.3      Withholding Taxes. Eton shall be entitled to deduct the amount of any withholding taxes, value-added taxes or other taxes, levies or charges with respect to such amounts, other than United States taxes, payable by Eton, its Licensees or their respective Affiliates, or any taxes required to be withheld by Eton, its Licensees or their respective Affiliates, to the extent Eton, its Licensees or their respective Affiliates pay to the appropriate governmental authority on behalf of Imprimis such taxes, levies or charges. Eton shall use reasonable efforts to minimize any such taxes, levies or charges required to be withheld on behalf of Imprimis by Eton, its Licensees or their respective Affiliates. Eton promptly shall deliver to Imprimis proof of payment of all such taxes, levies and other charges, together with copies of all communications from or with such governmental authority with respect thereto.

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5.4         Audits. Upon the written request of Imprimis and not more than once in each calendar year, Eton shall permit an independent certified public accounting firm selected by Imprimis and reasonably acceptable to Eton, at Imprimis’ expense, to have access during normal business hours to such of the financial records of Imprimis as may be reasonably necessary to verify the accuracy of the Payment Amount reports hereunder for the eight (8) calendar quarters immediately prior to the date of such request. If such accounting firm concludes that additional amounts were owed during the audited period, Eton shall pay such additional amounts within thirty (30) days after the date Imprimis delivers to Eton such accounting firm’s written report so concluding. The fees charged by such accounting firm shall be paid by Imprimis; provided, however, if the audit discloses that the Payment Amount payable by Eton for such period are more than one hundred five percent (105%) of the Payment Amount actually paid for such period, then Eton shall pay the fees and expenses charged by such accounting firm. Imprimis shall cause its accounting firm to retain all financial information subject to review under this Section 5.4 in strict confidence. Imprimis shall treat all such financial information as Eton’s confidential information, and shall not disclose such financial information to any Third Party or use it for any purpose other than as specified in this Section 5.4.

5.5         Survival. This Section 5 shall survive the expiration or termination of this Agreement and shall only terminate upon the expiration of the Payment Period and all payment obligations.

6.           Post-Effective Date Covenants.

6.1         Eton Diligence.

6.1.1      Eton shall use commercially reasonable efforts (whether alone or with or through its Licensees and its or their respective Affiliates) to research, develop and commercialize Products.

6.1.2      Eton shall control, at its sole expense, the preparation, filing, prosecution, maintenance and enforcement of the Assigned Patent Rights consistent with prudent business practices, and shall consider in good faith the interests of Imprimis.

6.2         Imprimis Coven ants.

6.2.1      Within thirty (30) days after the Effective Date, Imprimis shall transfer to Eton all tangible embodiments of the Technology in the possession and control of Imprimis.

6.2.2      Imprimis shall provide cooperation reasonably requested by Eton in connection with Eton’s efforts to establish, perfect, defend, or enforce its rights in or to the Assets (including without limitation the Assigned Patent Rights). Such cooperation shall include, without limitation, (a) executing such further assignments, transfers, licenses, releases and consents, and (b) providing such data and information, consulting with Eton and executing and delivering all such further documents and instruments, in each case as reasonably requested by Eton regarding the Assets (including without limitation the Assigned Patent Rights).

7.           Indemnification.

7.1         Indemnification of Eton. Subject to the provisions of this Section 7, Imprimis shall indemnify, defend and hold harmless Eton, its officers, directors, affiliates, agents, stockholders and representatives (collectively, the “Eton Indemnitees”), from and against any and all losses, liabilities, damages and expenses (including without limitation reasonable attorneys’ fees and costs) incurred as a result of any claim, demand, action or proceeding by any Third Party (collectively, “Losses”) incurred or suffered by an Eton Indemnitee to the extent arising out of:

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7.1.1      any breach of the representations and warranties of Imprimis set forth in this Agreement;

7.1.2      any breach of any covenant or agreement of Imprimis set forth in this Agreement or in any certificate, instrument, or other document delivered pursuant to this Agreement; and

7.1.3      the ownership or exploitation of the Assets prior to the Effective Date or any liability or obligation whatsoever of Imprimis.

7.2         Indemnification of Imprimis. Subject to the provisions of this Section 7, Eton shall indemnify and hold harmless Imprimis, its officers, directors, affiliates, agents, stockholders and representatives (collectively, the “Imprimis Indemnitees”), from and against any and all Losses incurred or suffered by an Imprimis Indemnitee to the extent arising out of:

7.2.1      any breach of the representations and warranties of Eton set forth in this Agreement;

7.2.2      any breach of any covenant or agreement of Eton set forth in this Agreement or in any certificate, instrument, or other document delivered pursuant to this Agreement;

7.2.3      the ownership or exploitation of the Assets after the Effective Date or the manufacture, use, or sale of any Product solely by Eton, its Licensees or their respective Affiliates or the use of any Product by their customers.

7.3         Procedure. A party seeking indemnification (the “Indemnitee”) shall promptly notify the other party (the “Indemnifying Party”) in writing of a claim or suit; provided that an Indemnitee’s failure to give such notice or delay in giving such notice shall not affect such Indemnitee’s right to indemnification under this Section 7 except to the extent that the Indemnifying Party has been prejudiced by such failure or delay. The Indemnifying Party shall have the right to control the defense of all indemnification claims hereunder. The Indemnitee shall have the right to participate at its own expense in the claim or suit with counsel of its own choosing. The Indemnifying Party shall consult with the Indemnitee in good faith with respect to all non-privileged aspects of the defense strategy. The Indemnitee shall cooperate with the Indemnifying Party as reasonably requested, at the Indemnifying Party’s sole cost and expense. The Indemnifying Party shall not settle any claim or suit without the Indemnitee’s prior written consent, which consent shall not be unreasonably withheld.

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8.           Confidentiality.

8.1         Confidential Information. During the term of this Agreement, and for a period of five (5) years following the expiration or earlier termination hereof, except as otherwise provided in this Section 8, each party shall maintain in confidence the Confidential Information of the other party except as expressly permitted herein, and shall not use, disclose or grant the use of the Confidential Information except on a need-to-know basis to those directors, officers, employees and contractors, to the extent such disclosure is reasonably necessary in connection with performing its obligations or exercising its rights under this Agreement. To the extent that disclosure by a party is authorized by this Agreement, prior to disclosure, such party shall obtain agreement of any such Person to hold in confidence and not make use of the Confidential Information for any purpose other than those permitted by this Agreement.

8.2         Terms of this Agreement. Neither party shall disclose any terms or conditions of this Agreement to any Third Party without the prior consent of the other party; provided, however, that a party may disclose the terms or conditions of this Agreement, (a) on a need-to-know basis to its legal and financial advisors to the extent such disclosure is reasonably necessary, and (b) to a third party in connection with (i) an equity investment in such party, (ii) a merger, consolidation or similar transaction by such party, (iii) a permitted sublicense under this Agreement, or (iv) the sale of all or substantially all of the assets of such party. Notwithstanding the foregoing, prior to execution of this Agreement, the parties have agreed upon the substance of information that can be used to describe the terms of this transaction, and each party may disclose such information, as modified by mutual agreement from time to time, without the other party’s consent.

8.3         Permitted Disclosures. The confidentiality obligations contained in this Section 8 shall not apply to the extent that a party is required (i) in the reasonable opinion of such party’s legal counsel, to disclose information by applicable law, regulation, rule (including rule of a stock exchange or automated quotation system), order of a governmental agency or a court of competent jurisdiction or legal process, including tax authorities, or (ii) to disclose information to any governmental agency for purposes of obtaining approval to test or market a product, provided in either case that, to the extent practicable, such party shall provide written notice thereof to the other party and sufficient opportunity to object to any such disclosure or to request confidential treatment.

8.4         Injunctive Relief. Each party acknowledges that it will be impossible to measure in money the damage to the other party if such party fails to comply with the obligations imposed by this Section 8, and that, in the event of any such failure, the other party may not have an adequate remedy at law or in damages. Accordingly, each party agrees that injunctive relief or other equitable remedy, in addition to remedies at law or damages, is an appropriate remedy for any such failure and shall not oppose the granting of such relief on the basis that the disclosing party has an adequate remedy at law. Each party agrees that it shall not seek, and agrees to waive any requirement for, the securing or posting of a bond in connection with the other party seeking or obtaining such equitable relief.

9.          Term, Expiration, and Condition Precedent.

9.1         Term. The term of this Agreement shall commence on the Effective Date and shall continue until expiration of all payment obligations hereunder.

9.2         Effect of Expiration. Expiration of this Agreement shall be without prejudice to any rights which shall have accrued to the benefit of any party prior to such expiration. Without limiting the foregoing, Sections l, 3, 5, 7, 8, 9, and 10 shall survive any expiration of this Agreement.

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9.3           Condition Precedent. Notwithstanding anything to the contrary herein, the effectiveness of this Agreement is conditioned upon Eton having received net proceeds of the sale of its equity securities to Third Parties of not less than ten million dollars ($10,000,000.00) in cash, whether individually or in the aggregate, within ninety (90) days after the Effective Date. If Eton fails to satisfy such condition precedent, then unless such condition precedent is expressly waived or modified in writing by Imprimis, this Agreement shall be null and void ab initio.

10.          Miscellaneous.

10.1         Assignment. Neither party shall assign its rights or obligations under this Agreement without the prior written consent of the other party; provided, however, that a party may, without such consent, assign this Agreement and its rights and obligations hereunder (a) to any Affiliate, or (b) in connection with the transfer or sale of all or substantially all of its business to which this Agreement relates, or in the event of its merger, consolidation, change in control or similar transaction. Any permitted assignee shall assume all obligations of its assignor under this Agreement. Any purported assignment in violation of this Section 10.1 shall be void.

10.2         Severability. Any provision of this Agreement which is illegal, invalid or unenforceable shall be ineffective to the extent of such illegality, invalidity or unenforceability, without affecting in any way the remaining provisions hereof.

10.3         Governing Law: Exclusive Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the State of California, without regard to the conflicts of law principles thereof. Each of the parties hereto irrevocably consents to the exclusive jurisdiction and venue of any federal court located in the Southern District of the State of California or state court in San Diego, California having jurisdiction, in connection with any matter based upon or arising out of this Agreement or the matters contemplated herein, agrees that process may be served upon them in any manner authorized by laws of the State of California for such persons and waives and covenants not to assert or plead any objection which they might otherwise have to such jurisdiction, venue and such process.

10.4         Entire Agreement: Amendment. This Agreement, together with the Schedule A hereto, and each additional document, instrument or other agreement to be executed and delivered pursuant hereto constitute all of the agreements of the parties with respect to, and supersede all prior agreements and understandings relating to the subject matter of, this Agreement or the transactions contemplated by this Agreement. This Agreement may not be modified or amended except by a written instrument specifically referring to this Agreement signed by the parties hereto.

10.5         Waiver. No waiver by one party of the other party’s obligations, or of any breach or default hereunder by any other party, shall be valid or effective, unless such waiver is set forth in writing and is signed by the party giving such waiver; and no such waiver shall be deemed a waiver of any subsequent breach or default of the same or similar nature or any other breach or default by such other party.

10.6         Notices. Any consent, notice or report required or permitted to be given or made under this Agreement by a party to the other party shall be in writing, delivered by any lawful means to such other party at its address indicated below, or to such other address as the addressee shall have last furnished in writing to the addressor and (except as otherwise provided in this Agreement) shall be effective upon receipt by the addressee.

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If to Imprimis:	Imprimis Pharmaceuticals, Inc.
12264 El Camino Real, Suite 350
San Diego, California 92130
Attention: Chief Executive Officer

If to Eton:	Eton Pharmaceuticals, Inc.
12264 El Camino Real, Suite 350
San Diego, California 92130
Attention: Executive Director

10.7         Counterparts. This Agreement may be executed in separate counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

[Remainder of Page Intentionally Left Blank]

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IN WITNESS WHEREOF, each party has caused a duly authorized representative to execute this Agreement as of the date first written above.

IMPRIMIS PHARMACEUTICALS, INC.

By:	/s/ Mark L. Baum
Name:	Mark L. Baum
Title:	Chief Executive Officer

ETON PHARMACEUTICALS, INC.

By:	/s/ Andrew R. Boll
Name:	Andrew R. Boll
Title:	Executive Director

[Signature Page to Asset Purchase and License Agreement]

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